Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected as follows:

                      Votes for      Votes withheld

Liaquat Ahamed        17,237,426     845,861
Ravi Akhoury          17,259,249     824,038
Barbara M. Baumann    17,306,596     776,691
Jameson A. Baxter     17,288,557     794,730
Charles B. Curtis     17,269,956     813,331
Robert J. Darretta    17,285,591     797,696
Katinka Domotorffy    17,289,446     793,841
John A. Hill          17,231,700     851,587
Paul L. Joskow        17,317,760     765,527
Kenneth R. Leibler    17,264,490     818,797
Robert E. Patterson   17,289,525     793,762
George Putnam, III    17,321,259     762,028
Robert L. Reynolds    17,276,746     806,541
W. Thomas Stephens    17,268,617     814,670


A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for    Votes against    Abstentions    Broker non votes
13,067,245    488,908          952,986        3,574,148


A proposal to adopt an Amended and Restated Declaration of Trust was approved as follows:

Votes for    Votes against    Abstentions    Broker non votes
13,073,277    435,675          1,000,190        3,574,145




All tabulations are rounded to the nearest whole number.